EXHIBIT 99.1
Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL ANNOUNCES ACQUISITION OF
INTEREST IN KIRKWOOD MALL IN BISMARCK, ND

CHATTANOOGA, Tenn. (January 10, 2013) - CBL & Associates Properties, Inc. (NYSE: CBL), today announced that it plans to acquire Kirkwood Mall in Bismarck, ND, from Radiant Partners.

In December 2012, CBL completed the acquisition of a 49% non-controlling interest in Kirkwood Mall. Additionally, CBL has executed an agreement to acquire the remaining 51% interest. CBL anticipates closing on the remaining 51% interest within 90 days (subject to lender approval), including the assumption of a $40.4 million non-recourse loan secured by the property, which bears a fixed interest rate of 5.75% and matures in April 2018.

“The acquisition of Kirkwood Mall will add a high-quality and growing property to our portfolio of market-dominant regional malls,” commented Stephen Lebovitz, president and CEO of CBL. “Similar to Dakota Square Mall in Minot, ND, which we acquired in 2012, Kirkwood Mall is enjoying remarkable growth from its proximity to the Bakken Formation oil reserves. We anticipate increasing the net operating income from the center through near- and long-term opportunities, including rent growth from roll-over leases as well as occupancy improvements and development of peripheral property.”

Kirkwood Mall is located in North Dakota's state capital of Bismarck. The local economy has grown tremendously in recent years as a result of its proximity to the Bakken Formation. The state of North Dakota has the lowest unemployment rate in the country and is one of only a few states with a budget surplus. Bismarck's unemployment rate is estimated to be less than 4%.

The mall is situated on 68 acres and serves a broad trade area with the nearest competition located more than 100 miles away. The 850,000-square-foot mall was originally developed in 1971 and was last renovated in 2002. The mall is anchored by Herberger's, Keating Furniture, JCPenney, Scheel's All Sport and Target and features a strong line-up of mall retailers and restaurants such as The Buckle, Chico's, Justice, The Children's Place and Victoria's Secret. The mall was 87.9% occupied at September 30, 2012. Sales per square foot at the center have increased more than 15% to over $400 per square foot for 2012. The mall offers both near- and long-term growth potential with low in-place occupancy cost of approximately 9.2% as well as lease-up opportunities.

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CBL to Acquire Kirkwood Mall in Bismarck, ND

January 10, 2013

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interest in or manages 163 properties, including 94 regional malls/open-air centers. The properties are located in 27 states and total 93.8 million square feet including 9.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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